Form 4 - Exhibit 99
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Name of Reporting Person:   James S. Vaccaro
Name of Issuer:             Monmouth Community Bancorp (MCBK)
Transaction Date:           December 1, 2003

               Explanation of Responses and Additional Information
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In addition to the Incentive Stock Options for shares of Common Stock of the
Issuer reported on the Form 4 filed in connection herewith, the reporting person directly owns 22,050 Non-Qualified Stock Options for shares of Common Stock of the Issuer (5,512.50, or 25%, became exercisable on August 31, 2002 and 2003, respectively, and 5,512.50, or 25%, become exercisable on August 31, 2004 and 2005, respectively). The expiration date and exercise price for each of the 22,050 Non-Qualified Stock Options is August 31, 2011 and $9.61, respectively. The exercise price and number of Non-Qualified Stock Options have been adjusted to account for the 5% stock distribution made to the shareholders of the Issuer on December 31, 2002 and December 31, 2001.